Exhibit 10.1

AMENDMENT TO

EXECUTIVE RETENTION AGREEMENT

This Amendment to Executive Retention Agreement (“Amendment”) is entered into this 23rd day of February, 2006, by and between Flow International Corporation, a Washington corporation. (“Employer”), and                 (“Executive”) and amends that certain Executive Retention Agreement (the “Agreement”) dated the 25th day of July, 2003 between Employer and Executive.

RECITALS

A. In response to extraordinary challenges faced by Employer and in order to increase Executive’s incentive to remain employed by Employer, Employer and Executive entered into the Agreement.

B. Employer has now determined that the extraordinary challenges have been met and it is now in its best interest to terminate the Agreement. Employer has paid to Executive five of the seven cash retention payments due under the Agreement.

C. Employer now wishes to pay, and Executive agrees to accept, in advance of the time they are due, the remaining two cash retention payments and the equity component of the retention award due to Executive under the Agreement, and Employer and Executive agree that following payment of such amounts, the Agreement shall be terminated.

AGREEMENT

Accordingly, Employer and Executive agree as follows:

1. Definitions. When the following terms appear in this Amendment, they shall have the respective meanings set forth below, unless the context clearly indicates to the contrary; other terms capitalized herein and not otherwise defined shall have the meanings given them in the Agreement:

(a) “Agreement” shall have the meaning given in the introduction.

(b) “Disability” shall mean physical or mental incapacity, which completely prevents him or her from engaging in any employment with Employer or in any other employment or occupation for remuneration or profit, consistent with his or her capacities and experience.

(c) “Employer” shall have the meaning given in the introduction.

(d) “Executive” shall have the meaning given in the introduction.

2. Payment of Retention Award. Employer and Executive agree that the provisions of the Agreement regarding payment of the Retention Award shall be amended as follows:

(a) Equity Component. Employer agrees to distribute to Executive promptly following execution of this Amendment, the equity component of the retention award called for in Section 2 of the Agreement. This award will be distributed in the form of shares Employer’s common stock. At the election of Executive, Employer may withhold shares to pay required withholding on amounts received under the Agreement.

(b) Cash Component. Employer agrees to distribute to Executive promptly following execution of this Amendment the remaining two semiannual installments of the cash component of the retention award, totaling $            . Executive agrees that, upon payment of the amounts set forth in Sections 2(a) and (b), Employer has fully satisfied its obligations under the Agreement.

3. Release. In consideration for early payment of the retention award provided for under this Amendment, Executive, on behalf of himself or herself and his or her heirs, beneficiaries, personal or legal representatives, executors, administrators, successors, assigns, distributees, devisees and legatees hereby waives, releases and discharges Employer and all its present and former employees, agents and successors in interest with respect to any and all claims related to payments due under the Agreement.

4. Withholding. Notwithstanding any other provision of this Amendment, Employer may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder.

5. Assignment; Successors. Except as provided herein, this Amendment shall be binding upon, inure to the benefit of and be enforceable by Employer and Executive and their respective heirs, personal or legal representatives, executors, administrators, successors, assigns, distributees, devisees and legatees. This Amendment is personal to Executive and shall not be assignable by Executive. Employer may, at its option, assign this Amendment in whole or in part to any successor to all or substantially all of the business or assets of Employer dependant on where the employee’s primary job responsibilities are, and Employer shall require any such successor (and the parent Employer thereof) to expressly assume and agree to perform this Amendment in the same manner and to the same extent that Employer would be required to perform it.

6. Applicable Law. This Amendment shall be governed by and construed in accordance with the substantive laws of the State of Washington, without regard to the conflict of laws rules of any jurisdiction.

7. Effective Date. This Amendment shall be effective as of the date first written above, and shall remain in effect for such time as may be necessary to give effect to its terms.

8. Miscellaneous.

(a) Executive acknowledges that he or she has (i) carefully read this Amendment, (ii) had an opportunity to consult with independent counsel with respect to this Amendment and (iii) entered into this Amendment of his or her own free will.

(b) Any term or provision of this Amendment which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amendment or affecting the validity or enforceability of any of the terms or provisions of this Amendment in any other jurisdiction. Further, if any term or provision shall be found or held to be invalid or unenforceable in circumstances where it would be valid if some part if it were deleted or the period, scope or distance of application reduced, the parties to this Amendment agree that such restriction shall apply with such modification as may be necessary to make it valid and effective and that any such modification shall not affect the validity of any other restrictions contained in this Amendment.

(c) All notices required of the parties under this Amendment shall be in writing and shall be deemed properly served if delivered personally or sent by registered or certified mail (return receipt requested), facsimile or nationally-recognized courier or overnight delivery service addressed to such other party at the address set forth below, or at such other address as may hereafter be designated by a party in writing, and shall be deemed delivered (i) five business days after being sent by mail or (ii) when actually delivered if sent by facsimile, courier or overnight delivery service (or the next business day if delivered after regular business hours or on a Saturday, Sunday or holiday):

If to Employer:

Flow International Corporation

23500 64th Avenue South

Kent, Washington 98032

Attention: General Counsel

Facsimile: (253) 813-3280

If to Executive:

____________________

Flow International Corporation

23500 64th Avenue South

Kent, Washington 98032

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Flow International Corporation

By:

Executive